Exhibit 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com

March 19, 2018
ForeScout Technologies, Inc.
190 West Tasman Drive
San Jose, CA 95134
Re:     Registration Statement on Form S-1
Ladies and Gentlemen:
This opinion is furnished to you in connection with the Registration Statement on Form S-1 (Registration No. 333-223743), as amended (the “Registration Statement”), filed by ForeScout Technologies, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 5,072,650 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), of which up to 500,000 shares will be issued and sold by the Company and 3,911,000 shares (including up to 661,650 shares issuable upon exercise of an option granted by certain of the Selling Stockholders (as defined below) to the underwriters) will be sold by the selling stockholders identified in such Registration Statement (the “Selling Stockholders”). We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company, the Selling Stockholders and the underwriters (the “Underwriting Agreement”).
We are acting as counsel for the Company in connection with the sale of the Shares by the Company and the Selling Stockholders. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.
We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.
On the basis of the foregoing, we are of the opinion that (i) the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable, and (ii) the Shares to be sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and nonassessable; provided, however, that with respect to the 425,436 shares to be sold by certain Selling Stockholders that will be issued upon the exercise of vested options prior to such sale, such shares will be

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March 19, 2018

validly issued, fully paid and nonassessable upon the exercise of such options in accordance with their terms prior to such sale.
We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.